FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR & ESG
Date: February 6, 2025		IR@maximus.com

Maximus Reports Fiscal Year 2025 First Quarter Results
Raises FY25 Earnings Guidance While Securing Favorable Outcomes on Key Rebids
(Tysons, Va. - February 6, 2025) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months ending December 31, 2024.
Highlights for the first quarter of fiscal year 2025 include:
•Revenue increased 5.7% to $1.40 billion, compared to $1.33 billion for the prior year period. Organic growth of 6.3% was due primarily to the U.S. Federal Services Segment with added contributions from the Outside the U.S. Segment.
•Diluted earnings per share were $0.69 and adjusted diluted earnings per share were $1.61, compared to $1.04 and $1.34, respectively, for the prior year period. The three months ending December 31, 2024, included divestiture-related charges resulting from the completed sale of the employment services businesses in Australia and South Korea in the Outside the U.S. Segment.
•Earnings guidance is increasing, with adjusted EBITDA margin expected to be approximately 11.2% and adjusted diluted earnings per share expected to range between $5.90 and $6.20 per share for the full fiscal year 2025.
•Purchases of Maximus common stock totaled 3.1 million shares for $237 million in the quarter, with additional purchases totaling 0.7 million shares for $52.9 million subsequent to December 31, 2024.
•A quarterly cash dividend of $0.30 per share is payable on February 28, 2025, to shareholders of record on February 15, 2025.
"Along with strong financials in our first quarter and an improvement to full-year earnings guidance, we have recently been successful in removing multiple contractual and business uncertainties that ultimately strengthen the durability of our business," said Bruce Caswell, President and Chief Executive Officer. "We had winning outcomes on the two large recompetes and the recent divestiture improves the health and predictability of our Outside the U.S. Segment."

Caswell added, "We believe that Maximus has a favorable and unique position in government services, with a recognized and proven track record administering critical government programs in an efficient and accountable manner. As our government customers, in both Federal agencies and state governments, face uncertainties and potential challenges, we believe Maximus is in a superior strategic position to provide value-added solutions and assistance."

First Quarter Results
Revenue for the first quarter of fiscal year 2025 increased 5.7% to $1.40 billion, compared to $1.33 billion for the prior year period. Organic growth totaled 6.3%, primarily due to the U.S. Federal Services Segment and, to a lesser degree, contributions from the Outside the U.S. Segment.
For the first quarter of fiscal year 2025, operating margin was 6.2% and the adjusted EBITDA margin was 11.2%. This compares to margins of 8.1% and 10.6%, respectively, for the prior year period. Diluted earnings per share were $0.69 and adjusted diluted earnings per share were $1.61. This compares to $1.04 and $1.34, respectively, for the prior year period.
The first quarter of fiscal year 2025 included divestiture-related charges from the completed sale of the employment services businesses in Australia and South Korea as announced in December 2024. The charges totaled approximately $38 million and mostly related to accumulated foreign exchange losses since inception of operations in Australia. The divestiture-related charges drove a higher tax rate for the first quarter of fiscal year 2025.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal year 2025 increased 15.3% to $780.7 million, compared to $677.1 million reported for the prior year period. All growth was organic and resulted from a combination of clinical assessment volume, outsized volumes on other clinical programs, and customer service-type programs.
The segment operating margin for the first quarter of fiscal year 2025 was 12.7%, compared to 10.2% reported for the prior year period. The outsized volumes on other clinical programs benefited this quarter’s margin. The full-year fiscal 2025 margin for the U.S. Federal Services Segment is now expected to be approximately 11.5%.
U.S. Services Segment
U.S. Services Segment revenue for the first quarter of fiscal year 2025 decreased 7.7% to $452.3 million, compared to $489.8 million reported in the prior year period. The decrease resulted from the prior year period containing excess volumes from Medicaid-related activities, including the one-time unwinding exercise that drove extra redeterminations.
The segment operating margin for the first quarter of fiscal year 2025 was 9.0%, compared to 13.5% reported for the prior year. The margin disparity is due to a combination of the excess volumes benefiting the margin of the prior year period as well as seasonality factors that slightly reduced margin in the current period and were anticipated in the full year outlook. The full-year fiscal 2025 margin for the U.S. Services Segment is anticipated to be approximately 11%.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the first quarter of fiscal year 2025 increased 6.0% to $169.8 million, compared to $160.1 million reported in the prior year period. Organic growth was 10.7% and driven primarily by strong performance on flagship contracts in the United Kingdom.
The segment operating margin for the first quarter of fiscal year 2025 was 4.8%, or $8.1 million operating profit, compared to an operating loss of $0.1 million in the prior year period. The multiple divestitures of employment services businesses over the last two years have reduced volatility and improved profitability in the segment.
Sales and Pipeline
Year-to-date signed contract awards at December 31, 2024, totaled $2.08 billion, and contracts pending (awarded but unsigned) totaled $410 million. The book-to-bill ratio at December 31, 2024, was 0.7x calculated on a trailing twelve-month basis, and 1.5x for the three months ending December 31, 2024.
The sales pipeline at December 31, 2024, totaled $41.4 billion, comprised of approximately $2.47 billion in proposals pending, $1.50 billion in proposals in preparation, and $37.5 billion in opportunities tracking. The reduction from the pipeline at September 30, 2024 is primarily attributable to removal of the Contact Center Operations (CCO) early recompete and successful win of the Veterans Affairs Medical Disability Examination contracts recompete. New work opportunities represent approximately 57% of the total sales pipeline.
Balance Sheet and Cash Flows
At December 31, 2024, cash and cash equivalents totaled $73 million, and gross debt was $1.40 billion. The ratio of debt, net of allowed cash, to EBITDA for the quarter ended December 31, 2024, as calculated in accordance with our credit agreement, was 1.8x and trended higher from increased purchases of Maximus common stock. This compares to 1.4x at September 30, 2024 and remains below the target net leverage range of 2x to 3x.
For the first quarter of fiscal year 2025, cash used in operating activities totaled $80.0 million, and free cash flow was an outflow of $103.0 million. Negative cash flow was anticipated due to the timing of certain payments that often occur in the first fiscal quarter, while free cash flow guidance for the full fiscal year 2025 is increasing by $10 million. DSO at December 31, 2024, were 62 days, compared with 61 days at September 30, 2024.
During the first quarter of fiscal year 2025, we purchased approximately 3.1 million shares for $237 million. Subsequent to December 31, 2024, and through January 31, 2025, we purchased an additional 0.7 million shares for $52.9 million, leaving approximately $85.0 million remaining under the current Board of Directors authorization announced in December 2024.

On January 5, 2025, our Board of Directors declared a quarterly cash dividend of $0.30 for each share of our common stock outstanding. The dividend is payable on February 28, 2025, to shareholders of record on February 15, 2025.
Raising Fiscal Year 2025 Earnings Guidance
Maximus is raising earnings guidance and adjusting revenue guidance for fiscal year 2025. Revenue is now expected to range between $5.2 billion and $5.35 billion adjusting for the recent divestiture that removed approximately $100 million of revenue, and partially offset by increased organic growth.
An adjusted EBITDA margin, which excludes divestiture-related charges, of approximately 11.2% is anticipated for the full year. Adjusted diluted earnings per share, which excludes expense for amortization of intangible assets and divestiture-related charges, is now expected to range between $5.90 and $6.20 per share for fiscal year 2025.
Free cash flow is now expected to range between $355 million and $385 million for fiscal year 2025. Interest expense is estimated to be $75 million for fiscal year 2025 and increased from prior guidance as a result of the higher purchase activity of Maximus common stock. The full year tax rate is now expected to range between 28% and 29% as a result of the higher tax rate for the first quarter of fiscal year 2025. On a full-year basis, the weighted average shares outstanding is forecasted to be approximately 58 million shares for fiscal year 2025.
Conference Call and Webcast Information
Maximus will host a conference call this morning, February 6, 2025, at 9:00 a.m. ET.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to government, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Forward-Looking Statements
This release contains non-GAAP measures and other indicators, including organic growth, free cash flow, operating income and EPS adjusted for amortization of intangible assets and divestiture-related charges, adjusted EBITDA, and other non-GAAP measures.
A description of these non-GAAP measures and details as to how they are calculated are included with our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, operating income, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about our confidence and strategies, and our expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of our products are forward-looking statements that involve risks and uncertainties.

These risks could cause our actual results to differ materially from those indicated by such forward-looking statements. A Special Note Regarding Forward-Looking Statements is included within our forthcoming Form 10-Q and a summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2024, which was filed with the Securities and Exchange Commission (SEC) on November 21, 2024. Our SEC reports are accessible on maximus.com.

	FY25 Guidance Reconciliation - Non-GAAP
($ in millions except per share items)	Low End	High End
Operating income	$405	$429
Add: amortization of intangible assets	92	92
Add: depreciation & amortization of property, equipment and capitalized software	43	43
Add: divestiture-related charges	38	38
Adjusted EBITDA	$578	$602
Revenue	$5,200	$5,350
Adjusted EBITDA Margin	11.1%	11.3%

Diluted EPS	$4.09	$4.39
Add: effect of amortization of intangible assets on diluted EPS	1.17	1.17
Add: divestiture-related charges	0.64	0.64
Adjusted diluted EPS	$5.90	$6.20

Cash flows from operating activities	$435	$465
Remove: purchases of property and equipment and capitalized software costs	(80)	(80)
Free cash flow	$355	$385

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	December 31, 2024	December 31, 2023
	(in thousands, except per share amounts)
Revenue	$1,402,675	$1,327,041
Cost of revenue	1,101,118	1,026,987
Gross profit	301,557	300,054
Selling, general, and administrative expenses	191,735	169,195
Amortization of intangible assets	23,035	23,349
Operating income	86,787	107,510
Interest expense	17,522	21,507
Other expense, net	312	488
Income before income taxes	68,953	85,515
Provision for income taxes	27,757	21,367
Net income	$41,196	$64,148

Earnings per share:
Basic	$0.69	$1.05
Diluted	$0.69	$1.04
Weighted average shares outstanding:
Basic	59,733	61,322
Diluted	60,002	61,535

Dividends declared per share	$0.30	$0.30

Maximus, Inc.
Consolidated Balance Sheets

	December 31, 2024	September 30, 2024
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$72,653	$183,123
Accounts receivable, net	962,650	879,514
Income taxes receivable	1,384	5,282
Prepaid expenses and other current assets	128,691	132,625
Total current assets	1,165,378	1,200,544
Property and equipment, net	37,905	38,977
Capitalized software, net	200,070	187,677
Operating lease right-of-use assets	118,749	133,594
Goodwill	1,779,682	1,782,871
Intangible assets, net	607,033	630,569
Deferred contract costs, net	58,863	59,432
Deferred compensation plan assets	55,579	55,913
Deferred income taxes	12,259	14,801
Other assets	23,242	27,130
Total assets	$4,058,760	$4,131,508
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$286,359	$303,321
Accrued compensation and benefits	119,869	237,121
Deferred revenue, current portion	78,165	83,238
Income taxes payable	36,504	26,535
Long-term debt, current portion	34,945	40,139
Operating lease liabilities, current portion	38,013	47,656
Other current liabilities	85,070	69,519
Total current liabilities	678,925	807,529
Deferred revenue, non-current portion	40,366	45,077
Deferred income taxes	172,548	169,118
Long-term debt, non-current portion	1,353,217	1,091,954
Deferred compensation plan liabilities, non-current portion	58,781	57,599
Operating lease liabilities, non-current portion	89,743	97,221
Other liabilities	18,331	20,195
Total liabilities	2,411,911	2,288,693
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 57,286 and 60,352 shares issued and outstanding as of December 31, 2024, and September 30, 2024, respectively	603,252	598,304
Accumulated other comprehensive loss	(19,554)	(32,460)
Retained earnings	1,063,151	1,276,971
Total shareholders' equity	1,646,849	1,842,815
Total liabilities and shareholders' equity	$4,058,760	$4,131,508

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	December 31, 2024	December 31, 2023
	(in thousands)
Cash flows from operating activities:
Net income	$41,196	$64,148
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	8,455	8,411
Amortization of intangible assets	23,035	23,349
Amortization of debt issuance costs and debt discount	638	601
Deferred income taxes	2,157	(2,165)
Stock compensation expense	6,952	9,427
Divestiture-related charges	38,341	1,018
Change in assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable	(103,454)	(35,379)
Prepaid expenses and other current assets	(2,500)	10,056
Deferred contract costs	(366)	(888)
Accounts payable and accrued liabilities	(8,150)	(15,543)
Accrued compensation and benefits	(93,036)	(67,392)
Deferred revenue	(8,232)	877
Income taxes	12,076	22,250
Operating lease right-of-use assets and liabilities	(2,349)	(1,088)
Other assets and liabilities	5,241	3,926
Net cash (used in)/provided by operating activities	(79,996)	21,608
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(22,992)	(22,247)
Proceeds from divestitures	736	1,815
Net cash used in investing activities	(22,256)	(20,432)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(18,060)	(18,299)
Purchases of Maximus common stock	(228,593)	—
Tax withholding related to RSU vesting	(16,441)	(13,455)
Payments for contingent consideration	—	(2,819)
Proceeds from borrowings	435,000	228,409
Principal payments for debt	(179,264)	(166,658)
Cash-collateralized escrow liabilities	(899)	1,204
Net cash (used in)/provided by financing activities	(8,257)	28,382
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,384)	1,846
Net change in cash, cash equivalents, and restricted cash	(112,893)	31,404
Cash, cash equivalents, and restricted cash, beginning of period	235,763	122,091
Cash, cash equivalents, and restricted cash, end of period	$122,870	$153,495

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended
	December 31, 2024		December 31, 2023
	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$780,655		$677,078
U.S. Services	452,250		489,845
Outside the U.S.	169,770		160,118
Revenue	$1,402,675		$1,327,041
Gross profit:
U.S. Federal Services	$173,315	22.2%	$156,662	23.1%
U.S. Services	95,004	21.0%	118,363	24.2%
Outside the U.S.	33,238	19.6%	25,029	15.6%
Gross profit	$301,557	21.5%	$300,054	22.6%
Selling, general, and administrative expenses:
U.S. Federal Services	$74,215	9.5%	$87,855	13.0%
U.S. Services	54,158	12.0%	52,300	10.7%
Outside the U.S.	25,118	14.8%	25,141	15.7%
Divestiture-related charges (2)	38,341	NM	1,018	NM
Other (3)	(97)	NM	2,881	NM
Selling, general, and administrative expenses	$191,735	13.7%	$169,195	12.7%
Operating income/(loss):
U.S. Federal Services	$99,100	12.7%	$68,807	10.2%
U.S. Services	40,846	9.0%	66,063	13.5%
Outside the U.S.	8,120	4.8%	(112)	(0.1)%
Amortization of intangible assets	(23,035)	NM	(23,349)	NM
Divestiture-related charges (2)	(38,341)	NM	(1,018)	NM
Other (3)	97	NM	(2,881)	NM
Operating income	$86,787	6.2%	$107,510	8.1%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)During fiscal years 2025 and 2024, we have divested businesses from our Outside the U.S. Segment.
(3)Other expenses includes credits and costs that are not allocated to a particular segment.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended
	December 31, 2024	December 31, 2023
	(in thousands)
Net cash (used in)/provided by in operating activities	$(79,996)	$21,608
Purchases of property and equipment and capitalized software	(22,992)	(22,247)
Free cash flow (Non-GAAP)	$(102,988)	$(639)

Maximus, Inc.
Non-GAAP Adjusted Results - Operating Income, Adjusted EBITDA, Net Income, and Diluted Earnings per Share
(Unaudited)

	For the Three Months Ended
	December 31, 2024	December 31, 2023
	(dollars in thousands, except per share data)
Operating income	$86,787	$107,510
Add back: Amortization of intangible assets	23,035	23,349
Add back: Divestiture-related charges	38,341	1,018
Add back: Depreciation and amortization of property, equipment, and capitalized software	8,455	8,411
Adjusted EBITDA (Non-GAAP)	$156,618	$140,288
Adjusted EBITDA margin (Non-GAAP)	11.2%	10.6%

Net income	$41,196	$64,148
Add back: Amortization of intangible assets, net of tax	16,977	17,208
Add back: Divestiture-related charges	38,341	1,018
Adjusted net income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$96,514	$82,374

Diluted earnings per share	$0.69	$1.04
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.28	0.28
Add back: Effect of divestiture-related charges on diluted earnings per share	0.64	0.02
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$1.61	$1.34